EXHIBIT 99.1

Pilgrim's Pride Reports Results for Second Quarter of Fiscal 2012

GREELEY, Colo., July 27, 2012 (GLOBE NEWSWIRE) -- Pilgrim's Pride Corporation (NYSE:PPC) reported its second quarter 2012 results with net sales of $2.0 billion and Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") of $125.1 million. The Company recognized net income of $69.4 million during the second quarter of 2012, resulting in net income of $0.27 per diluted share. This compares to a loss of $128.1 million, or an adjusted loss of $0.57 per diluted share in the same quarter of the prior year. Net debt was reduced to $1.18 billion in the period, reflecting a year-to-date reduction in net debt of $248.0 million.

"There will be challenges for the industry in the second half of 2012, primarily driven by volatility within the feed ingredient markets and tepid consumer spending. At Pilgrim's, we have our focus on what we can control, and we will continue to drive that strategy," said Bill Lovette, Chief Executive Officer of Pilgrim's.

"Our efforts are working. While we gained ground versus the competition, we are not at the level we believe we can achieve despite being on target to reach our goal of $200 million in improvements this year. We have the right strategy and the right team in place to execute on it. Industry profits will continue to be influenced by chicken supply discipline, but volatility in feed ingredient costs will have an impact as well."

The Company also simultaneously announced the appointment of Dr. David E. Bell of Boston, Massachusetts to its Board of Directors effective July 25, 2012.

Dr. Bell joins Pilgrim's with expertise in a number of areas, including risk management, marketing and agribusiness.  He is currently the George M. Moffett Professor of Agriculture and Business at Harvard Business School. At Harvard Business School he leads the annual Agribusiness executive seminar and has been chairman of the school's marketing faculty and Senior Associate Dean with responsibility for faculty recruiting.

Wesley Batista, Pilgrim's Chairman of the Board, stated, "We are pleased to welcome David to our board. His depth of knowledge in global agriculture and his academic expertise blends well with the other board members, who together will guide our company to be the industry leader."

Conference Call Information

A conference call to discuss Pilgrim's quarterly results will be held today at 7:00 a.m. Mountain (9 a.m. Eastern). Participants are encouraged to pre-register for the conference call using the link below. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time.

To pre-register, go to:

http://services.choruscall.com/links/ppc120727.html

You may also reach the pre-registration link by logging in through the investor section of our website at www.pilgrims.com and clicking on the link under "Upcoming Events."

For those who would like to join the call but have not pre-registered, access is available by dialing +1 (877) 270-2148 within the US or +1 (412) 902-6510 internationally and requesting the "Pilgrim's Pride Conference."  Please note that to submit a question to management during the call, you must be logged in via telephone.

Replays of the conference call will be available on Pilgrim's website approximately two hours after the call concludes and can be accessed through the "Investor" section of www.pilgrims.com. The webcast will be available for replay through July 27, 2012.

About Pilgrim's Pride

Pilgrim's employs approximately 38,000 people and operates chicken processing plants and prepared-foods facilities in 12 states, Puerto Rico and Mexico. The Company's primary distribution is through retailers and foodservice distributors.

Forward-Looking Statements

Statements contained in this press release that state the intentions, plans, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim's Pride Corporation and its management are forward-looking statements. It is important to note that the actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the poultry industry generally; the ability to execute the Company's business plan to achieve desired cost savings and profitability; future pricing for feed ingredients and the Company's products; outbreaks of avian influenza or other diseases, either in Pilgrim's Pride's flocks or elsewhere, affecting its ability to conduct its operations and/or demand for its poultry products; contamination of Pilgrim's Pride's products, which has previously and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; management of cash resources; restrictions imposed by, and as a result of, Pilgrim's Pride's leverage; changes in laws or regulations affecting Pilgrim's Pride's operations or the application thereof; new immigration legislation or increased enforcement efforts in connection with existing immigration legislation that cause the costs of doing business to increase, cause Pilgrim's Pride to change the way in which it does business, or otherwise disrupt its operations; competitive factors and pricing pressures or the loss of one or more of Pilgrim's Pride's largest customers; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; disruptions in international markets and distribution channel, including exports into Russia, the anti-dumping proceeding in Ukraine and the anti-dumping and countervailing duty proceeding in China; and the impact of uncertainties of litigation as well as other risks described under "Risk Factors" in the Company's Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Pilgrim's Pride Corporation undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

PILGRIM'S PRIDE CORPORATION
Consolidated Statements of Operations
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 24	June 26	June 24	June 26
	2012	2011	2012	2011
	(In thousands, except per share data)		(In thousands, except per share data)

Net sales	$ 1,974,469	$ 1,922,690	$ 3,863,242	$ 3,815,166
Costs and expenses:
Cost of sales	1,830,380	1,966,961	3,609,088	3,911,199
Operational restructuring charges	--	1,957	--	3,305

Gross profit (loss)	144,089	(46,228)	254,154	(99,338)

Selling, general and administrative expense	44,439	51,628	89,695	104,876
Administrative restructuring charges, net	389	850	3,274	1,268

Operating income (loss)	99,261	(98,706)	161,185	(205,482)

Interest expense	24,925	27,426	53,170	54,933
Interest income	(356)	(278)	(630)	(988)
Foreign currency transaction losses (gains)	8,212	45	2,284	(2,691)
Miscellaneous, net	(315)	(1,437)	(685)	(2,507)

Income (loss) before income taxes	66,795	(124,462)	107,046	(254,229)
Income tax expense (benefit)	(2,358)	3,470	(1,705)	(6,402)

Net income (loss)	69,153	(127,932)	108,751	(247,827)
Less: Net income (loss) attributable to noncontrolling interests	(205)	209	220	1,074

Net income (loss) attributable to Pilgrim's Pride Corporation	$ 69,358	$ (128,141)	$ 108,531	$ (248,901)

Weighted average shares of common stock outstanding:
Basic	258,726	224,996	241,144	224,996
Diluted	258,841	224,996	241,236	224,996

Basic	$ 0.27	$ (0.57)	$ 0.45	$ (1.11)
Diluted	$ 0.27	$ (0.57)	$ 0.45	$ (1.11)

PILGRIM'S PRIDE CORPORATION
Consolidated Balance Sheets

	June 24	December 25,
	2012	2011
	(Unaudited)
	(In thousands)

Cash and cash equivalents	$ 49,227	$ 41,609
Restricted cash and cash equivalents	4,666	7,680
Investment in available-for-sale securities	156	157
Trade accounts and other receivables, less allowance for doubtful accounts	347,389	349,222
Account receivable from JBS USA, LLC	24,932	21,198
Inventories	987,992	879,094
Income taxes receivable	65,495	59,067
Prepaid expenses and other current assets	43,395	52,350
Assets held for sale	44,713	53,816

Total current assets	1,567,965	1,464,193

Investment in available-for-sale securities	474	497
Deferred tax assets	71,099	71,099
Other long-lived assets	48,843	57,921
Identified intangible assets, net	41,230	44,083
Property, plant and equipment, net	1,209,796	1,241,752

Total assets	$ 2,939,407	$ 2,879,545

Accounts payable	$ 342,101	$ 328,864
Account payable to JBS USA, LLC	6,746	11,653
Accrued expenses and other current liabilities	280,871	281,797
Current deferred tax liabilities	79,247	79,248
Current maturities of long-term debt	15,617	15,611

Total current liabilities	724,582	717,173

Long-term debt, less current maturities	1,214,619	1,408,001
Note payable to JBS USA Holdings, Inc.	--	50,000
Other long-term liabilities	145,469	145,941

Total liabilities	2,084,670	2,321,115

Common stock	2,589	2,143
Additional paid-in capital	1,641,619	1,443,484
Accumulated deficit	(735,414)	(843,945)
Accumulated other comprehensive loss	(57,095)	(46,070)

Total Pilgrim's Pride Corporation stockholders' equity	851,699	555,612

Noncontrolling interest	3,038	2,818

Total stockholders' equity	854,737	558,430

Total liabilities and stockholders' equity	$ 2,939,407	$ 2,879,545

PILGRIM'S PRIDE CORPORATION
Selected Financial Information
(Unaudited)

NOTE: "EBITDA" is defined as the sum of income (loss) from continuing operations plus interest, taxes, depreciation and amortization. "Adjusted EBITDA" is defined as the sum of EBITDA plus restructuring charges, reorganization items and loss on early extinguishment of debt less net income attributable to noncontrolling interests. EBITDA is presented because it is used by management and we believe it is frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of results prepared in conformity with accounting principles generally accepted in the US ("GAAP"), to compare the performance of companies. We believe investors would be interested in our Adjusted EBITDA because this is how our management analyzes EBITDA from continuing operations. The Company also believes that Adjusted EBITDA, in combination with the Company's financial results calculated in accordance with GAAP, provides investors with additional perspective regarding the impact of certain significant items on EBITDA and facilitates a more direct comparison of its performance with its competitors. EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP. They should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with GAAP.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 24	June 26	June 24	June 26
	2012	2011	2012	2011
	(In thousands)		(In thousands)

Net income (loss) from continuing operations	$ 69,153	$ (127,932)	$ 108,751	$ (247,827)

Add:
Income tax expense (benefit)	(2,358)	3,470	(1,705)	(6,402)
Interest expense, net	24,569	27,148	52,540	53,945
Depreciation and amortization	36,214	52,223	71,980	103,075
Minus:
Amortization of capitalized loan costs	2,469	2,250	4,936	4,493

EBITDA	125,109	(47,341)	226,629	(101,702)

Add:
Restructuring charges	389	--	3,274	--
Minus:
Net income (loss) attributable to noncontrolling interest	(205)	209	220	1,074
Adjusted EBITDA	$ 125,703	$ (47,550)	$ 229,683	$ (102,776)
CONTACT: Rosemary Geelan, Investor Relations
         Pilgrim's Pride Corporation
         Rosemary.geelan@pilgrims.com
         (970) 506-8192